Exhibit 5.1

On the letterhead of Allen & Gledhill LLP

Broadcom Limited

1 Yishun Avenue 7

Singapore 768923

February 1, 2016

Dear Sirs

Registration Statement on Form S-8 of Broadcom Limited (“Broadcom”)

1.	(a)	We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Broadcom with the United States Securities and Exchange Commission on or about 1 February 2016, in connection with the registration under the Securities Act of 1933, as amended, of up to 129,217,860 ordinary shares in the capital of Broadcom (the “Registration Shares”) subject to issuance by Broadcom upon the valid exercise of subscription rights represented by outstanding share options deemed to have been granted by Broadcom (the “Assumed Options”) or subject to issuance by Broadcom under each of the following plans (collectively the “Plans”):

(1)	Avago Technologies Limited 2009 Equity Incentive Award Plan;

(2)	Broadcom Corporation 2012 Stock Incentive Plan;

(3)	LSI Corporation 2003 Equity Incentive Plan; and

(4)	Amended and Restated Broadcom Limited Employee Share Purchase Plan.

This opinion is being rendered to you in connection with the filing of the Registration Statement. Terms defined and references construed in the Merger Agreement have the same meaning and construction in this opinion unless otherwise defined herein.

(b)	The Assumed Options are deemed to have been granted by Broadcom upon the assumption by Broadcom at the Avago Effective Time (as defined in the Merger Agreement (defined below)) of certain outstanding share options granted by Avago Technologies Limited (the “Avago Options”), a company incorporated under the laws of the Republic of Singapore (“Avago”), and the conversion of such Avago Options into options to purchase Broadcom Shares in connection with

Section 3.8 of the Agreement and Plan of Merger, made and entered into as of 28 May 2015 (as amended, the “Merger Agreement”), by and among (1) Broadcom Limited, (2) Avago, (3) Broadcom Corporation, (4) Broadcom Cayman L.P., (5) Avago Technologies Cayman Holdings Ltd., (6) Avago Technologies Cayman Finance Limited, (7) Buffalo CS Merger Sub, Inc., and (8) Buffalo UT Merger Sub, Inc.

2.	For the purpose of rendering this opinion, we have examined:-

(a)	an executed copy of the the Merger Agreement in PDF format as annexed to the Registration Statement on Form S-4 filed by Broadcom and Broadcom Cayman L.P. with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended;

(b)	in relation to Broadcom, a copy of each of the Constitution of the Company in force as at the date of this opinion (the “Constitution”), its Certificate Confirming Incorporation of Company and its Notice of Incorporation Upon Change of Name;

(c)	a copy of the member’s resolutions in writing of Broadcom passed on 31 January 2016 (excluding the exhibits thereto) (the “Shareholder Resolutions”);

(d)	a copy of the resolutions of the Board of Directors of Broadcom passed on 29 January 2016 (excluding the exhibits thereto) (the “Board Resolutions”); and

(e)	such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

3.	We have assumed for the purpose of rendering this opinion:

(a)	that the Merger Agreement is within the capacity and powers of, and has been validly authorised by, each party thereto and has been validly executed in the form examined by us for the purpose of rendering this opinion, duly and properly completed, and delivered by or on behalf of each such party thereto;

(b)	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies or other specimen documents submitted to us;

(c)	the correctness of all facts stated in the Merger Agreement;

(d)	that copies of Broadcom’s Constitution, Certificate Confirming Incorporation of Company and Notice of Incorporation Upon Change of Name submitted to us for examination are true, complete and up-to-date copies;

(e)	that each of the Shareholder Resolutions and the Board Resolutions is true, complete and up-to-date and such resolutions have not been rescinded or modified and all authorisations and approvals conferred thereby remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of those resolutions;

(f)	that all relevant documents have been provided to us by the officers of Broadcom for inspection for purposes of this opinion;

(g)	that there are no provisions of the laws of any jurisdiction other than Singapore which would be contravened by the execution or delivery of the Merger Agreement or the allotment and issue of the Registration Shares and that, in so far as any obligation expressed to be incurred or performed under the Merger Agreement and/or any of the Plans is to be performed in, or is otherwise subject to the laws of, any jurisdiction other than Singapore, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction and all such laws have been or will be complied with;

(h)	that the choice of the respective governing laws of the Merger Agreement and each of the Plans has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the United States federal or state courts, as a matter of the respective applicable laws governing the Merger Agreement and each of the Plans, and all other relevant laws except the laws of Singapore;

(i)	that all consents, approvals, authorisations, licences, exemptions, or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Merger Agreement and/or any of the Plans have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(j)	that there are no agreements, documents, arrangements or transactions to which Broadcom is a party that may in any way prohibit or restrict the allotment and issue of the Registration Shares;

(k)	that Broadcom is solvent at the relevant time of issuance of any of the Registration Shares, including pursuant to the exercise of any Assumed Options;

(l)	that individual grants, purchases and issuances under the relevant Plan will be duly authorised by all necessary corporate actions of Broadcom;

(m)	that such individual grants, purchases and issuances are made under the relevant Plan and the Registration Shares are duly issued in accordance with the requirements of applicable law (other than the laws of the Republic of Singapore), the rules of the relevant Plan and in compliance with section 77 of the Companies Act, Chapter 50 of Singapore (the “Companies Act”); and

(n)

that Broadcom will have, at the time of the individual grants, purchases and issuances of the Registration Shares, obtained a mandate from shareholders of Broadcom to issue ordinary shares in the capital of Broadcom pursuant to section

161 of the Companies Act (the “Share Issue Mandate”) and such Share Issue Mandate will not have expired in accordance with its terms or been previously revoked or varied by Broadcom in a general meeting.

4.	Based upon and subject to paragraphs 2 and 3, and subject to any matters not disclosed to us, we are of the opinion that the Registration Shares to be allotted and issued by Broadcom:

(a)	upon the:

(i)	valid exercise of the subscription rights represented by outstanding Assumed Options deemed to have been granted in accordance with the terms of such Assumed Options, against full payment of the applicable exercise price; and/or

(ii)	valid exercise and/or vesting of the rights deemed to have been granted under the relevant Plans in accordance with the terms of such grants, against full payment of the applicable exercise price (if any);

(b)	when represented by share certificates issued by Broadcom in respect of such Registration Shares; and

(c)	duly registered in the register of members of Broadcom, in the name of the persons who have purchased the Registration Shares, or in the name of Cede & Co., a partnership organized pursuant to the laws of the State of New York, in the United States of America, as nominee of the Depository Trust Company, as the case may be, will be duly authorised by Broadcom for issuance and will be legally issued, fully-paid and non-assessable.

5.	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Registration Shares to be issued means under Singapore law that holders of such Registration Shares, having fully paid up all amounts due on such Registration Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of Broadcom in their capacities purely as holders of such Registration Shares.

6.	We are not responsible for investigating or verifying the accuracy or completeness of any facts or information, including statements of foreign law, or the reasonableness of any assumptions or statements of opinion or intention contained in any document described in paragraph 2. In addition, we are not responsible for investigating or verifying that no material facts have been omitted from any document described in paragraph 2.

7.

We express no opinion as to the validity, binding effect or enforceability of any provision in the Plans or, where applicable, the Registration Shares by reference to a law other than that of Singapore, or as to the availability in Singapore of remedies which are available in other jurisdictions. This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore.

8.	With respect of matters of fact material to this opinion, we have relied on the statements of the responsible officers of Broadcom.

9.	Our advice is strictly limited to matters stated in this opinion and is not to be construed as extending by implication to all the documents listed in paragraph 2 above, or to any other matter or document in connection with, or referred to, in such document.

10.	We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement.

Yours faithfully

/s/ Allen & Gledhill LLP